Exhibit 3.1

FORIAN INC.

ARTICLES OF INCORPORATION

ARTICLE 1

INCORPORATOR

The undersigned, Scott R. Wilson, whose address is c/o Miles & Stockbridge P.C., 100 Light Street, Baltimore, Maryland 21202, being at least eighteen (18) years of age (the “Incorporator”), by these Articles of Incorporation and by Articles of Conversion, dated as of the date hereof, does hereby convert, effective as of 12:01 a.m., on January 9, 2026, Forian Inc., a Delaware corporation formed under the general laws of the State of Delaware on October 15, 2020, into a corporation under the laws of the State of Maryland.

ARTICLE 2

NAME

The name of the corporation (the “Corporation”) is: Forian Inc.

ARTICLE 3

PURPOSE

The purposes for which the Corporation is formed are to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law (as now or hereafter in force, the “MGCL”). The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other article of this charter of the Corporation (the “Charter”) and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the general laws of the State of Maryland.

ARTICLE 4

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in the State of Maryland are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

ARTICLE 5

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1  Number of Directors; Vacancies. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors of the Corporation (the “Board”), with the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board; provided that the number thereof shall never be less than the minimum number required by the MGCL, nor more than 15, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. Except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve until the next annual meeting of stockholders and until a successor is elected and qualifies. Each director so elected shall hold office until a successor is duly elected and qualifies or until his or her earlier death, resignation or removal as provided in the Bylaws of the Corporation (as amended or amended and restated, the “Bylaws”).

The directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible determined by the Board of Directors. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify. The names of the current directors and the classes of such directors are:

Max C. Wygod – Class I
Kristiina Vuori, M.D., Ph.D. – Class I
Mark J. Adler, M.D. – Class II
Jennifer Hajj – Class II
Shahir Kassam-Adams – Class II
Ian G. Banwell – Class III
Adam Dublin – Class III
Alyssa F. Varadhan – Class III

Class II directors shall hold office initially for a term expiring at the 2026 annual meeting of stockholders; Class III directors shall hold office initially for a term expiring at the 2027 annual meeting of stockholders; and Class I directors shall hold office initially for a term expiring at the 2028 annual meeting of stockholders, with the members of each of the foregoing classes to hold office until their successors are duly elected and qualify.

In addition to the powers and authority expressly conferred upon the Board by statute, the Charter or the Bylaws, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, in all cases, to the provisions of the MGCL, the Charter and the Bylaws; provided, however, that no amendments to the Charter or the Bylaws hereafter adopted by the Corporation shall invalidate any prior act of the Board that would have been valid if such amendments to the Charter or the Bylaws had not been adopted.

Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of the Charter applicable thereto. Notwithstanding this Section 5.1, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to this Section 5.1.

Directors of the Corporation need not be elected by written ballot unless the Bylaws shall so provide. The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the Corporation.

Section 5.2  Extraordinary Actions. Notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable and approved by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3  Authorization by Board of Stock Issuance. The Board may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.4  Preemptive and Appraisal Rights. Except as may be provided by the Board in setting the terms of classified or reclassified shares of stock pursuant to this Section 5.4 or as may otherwise be provided by contract approved by the Board, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. A holder of shares of stock of the Corporation shall be entitled to exercise the rights of an objecting stockholder and receive fair value of their stock in accordance with the provisions of Subtitle 2 of Title 3 of the MGCL.  With respect to a merger or consolidation, a holder of shares of the Corporation who otherwise would be bound by the terms of the transaction under Section 3-202(c)(1) of the MGCL may demand the fair value of the stockholder’s stock if, in the transaction, the holder of shares of the Corporation shall be required to accept  for such holder’s shares anything other than (i) shares of the corporation surviving or resulting from the merger or consolidation, (ii) shares of any other corporation if such shares will be listed on a national securities exchange, (iii) cash in lieu of fractional shares, or (iv) any combination of the foregoing. A stockholder seeking to exercise the rights of an objecting stockholder and receive fair value in connection with the immediately preceding sentence shall be required to follow the same process and procedures set forth in Subtitle 2 or Title 3 of the MGCL.

Section 5.5  Indemnification of Directors, Officers and Others.

(A)  General.  Each person (and such person’s heirs, executors or administrators) who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals (hereinafter a “proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or a predecessor of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation, or a predecessor of the Corporation as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so unless prohibited from doing so by provisions of the MGCL that may not be lawfully waived, as such provisions exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such person or such heirs, executors or administrators (including any employee benefit plan, pension plan or other similar or comparable capacity) in connection with such proceeding; provided, however, that, except as may be provided in the Bylaws, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section 5.5 shall, subject to the Bylaws, include the right to be paid or reimbursed by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition thereof. The provisions of this Section 5.5 shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption.

(B)  Insurance. To the fullest extent permitted by the law of the State of Maryland, the Corporation may purchase and maintain insurance on its own behalf and on behalf of any person described in Section 5.5(A) against any liability asserted against such person and incurred by such person in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 5.5 or otherwise.

(C)  Section 5.5 Not Exclusive. The rights to indemnification conferred in this Section 5.5 shall neither be exclusive of, nor be deemed in limitation of, any other right which any person may have or hereafter acquire under any statute, provision of the Charter, the Bylaws, any agreement, vote of stockholders or directors or otherwise, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Corporation that indemnification of any person whom the Corporation is obligated to indemnify pursuant to Section 5.5(A) hereof shall be made to the fullest extent permitted by law. This Section 5.6 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 5.5(A) hereof.

(D)  Savings Clause.  If this Section 5.5 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under Section 5.5(A) hereof to the full extent permitted by any applicable portion of this Section 5.5 that shall not have been invalidated and to the full extent permitted by applicable law.

Section 5.6  Removal of Directors. Subject to the rights of holders of shares of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause, and then only by the affirmative vote of holders of shares entitled to cast at least a majority of all the votes entitled to be cast generally in the election of directors.

Section 5.7  Certain Transactions. A director or officer of the Corporation shall not be disqualified by his or her office from dealing or contracting with the Corporation as a vendor, purchaser, employee, agent, or otherwise. No transaction or contract or act of the Corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer, or any entity of which any director or officer is a shareholder, partner, member or director, is in any way interested in such transaction or contract or act. No director or officer shall be accountable or responsible to the Corporation for or in respect to any transaction or contract or act of the Corporation or for any gains or profits directly or indirectly realized by him or her by reason of the fact that he or she or any entity of which he or she is a shareholder, partner, member or director is interested in such transaction or contract or act; provided the fact that such director or officer or such entity is so interested shall have been disclosed or shall have been known to the Board or such members thereof as shall be present at any meeting of the Board at which action upon such contract or transaction or act shall have been taken. Any director may be counted in determining the existence of a quorum at any meeting of the Board which shall authorize or take action in respect to any such contract or transaction or act, and may vote thereat to authorize, ratify or approve any such contract or transaction or act, and any officer of the Corporation may take any action within the scope of his or her authority respecting such contract or transaction or act with like force and effect as if he or she or any entity of which he or she is a shareholder, partner, member or director were not interested in such transaction or contract or act. Without limiting or qualifying the foregoing, if in any judicial or other inquiry, suit, cause, or proceeding, the question of whether a director or officer of the Corporation has acted in good faith is material, then notwithstanding any statute or rule of law or of equity to the contrary (if any there be), his or her good faith shall be presumed, in the absence of proof to the contrary by clear and convincing evidence.

Section 5.8  Business Combination Act. The provisions of Sections 3-601 to 3-604, including Section 3-602 in whole, of the MGCL shall not apply to any “business combination” (as defined in Section 3-601(e) of the MGCL) between the Corporation and any of its present or future stockholders and no person shall have or obtain the status of an “interested stockholder” (as defined in Section 3-601(e) of the MGCL).

ARTICLE 6

STOCK

Section 6.1  Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 100,000,000 shares, consisting of (i) 5,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”) and (ii) 95,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”). The aggregate par value of all shares of stock having par value is $100,000. The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding plus, in the case of Common Stock, the number of shares of Common Stock issuable in connection with the exercise of outstanding options, warrants, other exchange rights, conversion rights or similar rights for Common Stock). The Board of directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

Section 6.2  Preferred Stock.

(A)  The Board is hereby expressly authorized, subject to any limitations prescribed by applicable law, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to cause to be filed with the State Department of Assessments and Taxation of Maryland (“SDAT”) articles supplementary with respect thereto establishing the rights, powers and preferences of each such series of Preferred Stock, including the following:

(1)  the number of shares constituting such series (the aggregate number of all such series not to exceed the aggregate number of shares of Preferred Stock authorized herein), which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board, and the distinctive serial designation thereof;

(2)  the voting powers, full or limited, if any, of the shares of such series and the number of votes per share;

(3)  the rights in respect of dividends on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that series and any limitations, restrictions or conditions on the payment of dividends;

(4)  the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that series, which the holders of the shares of that series shall be entitled to receive upon any liquidation, dissolution or winding up of the Corporation;

(5)  the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption or purchase dates), if any, upon which all or any part of the shares of that series may be redeemed or purchased by the Corporation, and any limitations, restrictions or conditions on such redemption or purchase;

(6)  the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares of that series;

(7)  the terms, if any, upon which the shares of that series shall be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by the Corporation;

(8)  the restrictions, limitations and conditions, if any, upon issuance of indebtedness of the Corporation so long as any shares of that series are outstanding; and

(9)  any other powers, preferences and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof of the shares of such series not inconsistent with law, this Article 6 or any resolution of the Board in accordance with this Article 6.

The powers, preferences and relative, participating, optional and other rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of the Preferred Stock shall be alike in all respects.

(B)  Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by the Charter.

Except as may be provided by the Board in the Charter or by applicable law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or series, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of Preferred Stock.

Section 6.3  Common Stock.

(A)  Voting Rights.  Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Other than with respect to the election of directors, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting of stockholders (which shall be duly called and at which a quorum is present) and entitled to vote generally on the subject matter shall be sufficient to approve any other matter which may properly come before the meeting, unless a greater vote is required by statute or by the Charter.

(B)  Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over, or the right to participate with, the Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, such dividends and other distributions may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(C)  Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

Section 6.4  Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws.

ARTICLE 7

AMENDMENTS

Section 7.1  Charter. Subject to the Charter and the requirements of the MGCL, the Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to the Charter in its present form or as hereafter amended are granted and held subject to the rights the Corporation has reserved in this Section 7.1.

Section 7.2  Bylaws. The power to adopt, alter, and repeal the Bylaws shall be jointly vested in the Board of Directors and the stockholders of the Corporation.

ARTICLE 8

LIMITATION OF LIABILITY

To the fullest extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. Without limiting the effect of the preceding sentence, if the MGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended. No amendment, modification or repeal of this Article 8 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of the Charter inconsistent with this Article 8 shall, unless otherwise required by law, eliminate or reduce the effect of this Article 8 in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article 8, would accrue or arise, prior to such amendment or repeal.

ARTICLE 9

MISCELLANEOUS

Section 9.1  Severability.  If any provision or provisions of the Charter shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Charter (including, without limitation, each portion of any paragraph of the Charter containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of the Charter (including, without limitation, each such portion of any paragraph of the Charter containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability to the fullest extent permitted by law.

Section 9.2  Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northen Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, including, without limitation, (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, or (iii) any action asserting a claim arising pursuant to any provision of the MGCL, or (b) any action asserting a claim governed by the internal affairs doctrine.

[Signature Page Follows]

IN WITNESS WHEREOF, I have signed these articles and acknowledge the same to be my act on this 8th day of January, 2026.

Signature of the Incorporator:

/s/ Scott R. Wilson
Scott R. Wilson, solely in his capacity as the Incorporator